Stillwater Mining Reports Record Earnings of $144.3 Million or $1.30 per Diluted Share for 2011

BILLINGS, MT -- (Marketwire - February 21, 2012) - STILLWATER MINING COMPANY (NYSE: SWC) (TSX: SWC.U)

  Mined production volume totaled 517,900 PGM ounces for the year
  Recycling volume reached 486,700 PGM ounces for 2011
  Project and capital expenditures being closely monitored
  Blitz and Graham Creek PGM expansion projects being advanced as priority expenditures
  Engineering and permitting continues at Marathon project

Stillwater Mining Company today reported 2011 net income of $144.3 million, or $1.30 per diluted share, compared to $50.4 million or $0.51 per diluted share earned in 2010. Revenues for 2011 totaled $906.0 million, up from $555.9 million for 2010. The 2011 earnings benefitted from strong selling prices for palladium and platinum, the Company's primary products, and from improved mining productivity and growth in recycling volumes during the year.

The Company's reported net income for the fourth quarter of 2011 was $24.7 million, or $0.21 per diluted share, on revenues of $259.7 million. For the fourth quarter of 2010, the Company reported net income of $16.5 million, or $0.16 per diluted share, on revenues of $144.7 million. The 2011 fourth quarter results were constrained by turmoil in the European financial markets that led to a stronger U.S. dollar, putting downward pressure on commodity prices in general and on palladium and platinum prices in particular. Sales volumes of mined palladium and platinum also declined during the 2011 fourth quarter.

Commenting on the Company's consolidated 2011 results, Frank McAllister, the Company's chairman and CEO, noted, "2011 was a very important year for Stillwater. The Company benefitted financially from strong PGM prices through most of the year, enabling us to make progress in strengthening the developed state of our mines after the challenges of 2008 and 2009. Of particular importance to Stillwater's financial results is the continuing convergence of the market price of palladium toward the price of platinum. In 2008, the market price of palladium, our principal product, averaged just 22% of the price of platinum; today that price is in the range of 40% to 45% of the platinum price. We prepared an analysis to measure the benefit of this convergence on 2011 results: if palladium had still averaged 22% of the platinum price (assuming a steady platinum price) in 2011 instead of the actual average ratio of 43.5%, the Company's EBITDA for 2011 would have been reduced by about $130.0 million.

"Of course, as we discussed at length in last year's annual report, this stronger palladium price performance is no accident. Palladium and platinum each enjoy remarkable catalytic properties of vital importance to cleaning up auto emissions. Both metals are in limited supply and are experiencing growing demand worldwide. Because the two metals are largely interchangeable on a one-for-one basis in many automotive applications, in the face of the growing demand and limited supply we would expect the prices of the two metals to converge further yet.

"While our financial results certainly have benefitted from stronger PGM prices (palladium prices in particular), the Company's operating mines also both exhibited strong mine production results during 2011, in line with our 2011 plans. Efficient execution within our existing mining operations continues as a key focus, and our teams performed very well during 2011. I believe it is a tribute to our dedicated workforce that during the labor negotiations in May and June at the Stillwater Mine and Columbus processing facilities, when I normally would have expected production to lag, we saw excellent productivity at all our operations. Combined total cash costs, a non-GAAP measure that we use to assess our extraction efficiency, came in at $420 per ounce for the full year, well under our guidance of $430 per ounce.

"While our safety performance in general improved during 2011, we unfortunately experienced a tragic fatal accident during the fourth quarter at the Stillwater Mine, in a single-vehicle collision underground. The safety of our employees is our highest priority, so an incident like this is very disturbing for everyone. We spend a lot of time investigating the root cause of all work-related injuries and accidents and we carefully track accident trends. The Company-wide reportable incident rate in 2011 improved to 3.3 per 200,000 hours worked, down from a 3.7 rate in 2010. However, the fatality in the fourth quarter reminds us that statistics are never the whole story and that our work on safety is never done."

"The Company recognizes that its income and cash flow can be subject to wide variations due to factors beyond its control. In 2011 price volatility affected the Company, as did the earthquake/tsunami in Japan, the European financial crises and the Company's limited access to the financial markets. With factors such as these in mind, the Company has taken a cautious attitude with respect to expenditures and projects undertaken in an effort to control spending and maintain sufficient liquidity. In addition to having approximately $158.6 million in available cash and cash equivalents and highly liquid short-term investments (excluding restricted cash) at year end 2011, the Company also recently put into place a $125.0 million working capital revolving line of credit (with a borrowing base of approximately $81.0 million at year end) which will provide backup liquidity. The Company also anticipates the possibility that it will be required to redeem its outstanding convertible debentures in March 2013 ($166.5 million) and if the appropriate opportunity exists, we expect to refinance this issue during 2012.

"With respect to the Marathon and Altar projects, during 2012 we anticipate continuing with our environmental assessment and permitting activities at Marathon, while additional delineation drilling is now in progress at Altar. The construction and development of each of these projects will require long-term planning and substantial funding. We will only proceed to develop these projects once they are determined to be economically sound and adequate financing is in place. We anticipate that access to the financial markets and/or partnering with a third party will be necessary to complete each project.

"I would like to emphasize that for the foreseeable future, the Company remains solely a primary PGM producer and continues to direct most of its investment focus into PGMs. Beyond Marathon and the two projects in the J-M Reef, the Company has not identified any other compelling, available PGM opportunities that meet its investment criteria. In total, the Company expects to direct far more of its economic resources into these PGM projects over the next several years than into Altar."

Mined production of palladium and platinum totaled 517,900 ounces for the full year 2011, including 398,900 ounces of palladium and 119,000 ounces of platinum. This result slightly exceeds the Company's most recent 2011 production guidance of 515,000 ounces. Following strong production results during the first half of the year, the Company chose to reallocate some of its mining resources from production into mine development during the second half in order to maintain the developed state of the mines. Coupled with certain fourth quarter operational issues, the result was lower PGM production during the second half of the year.

2011 Production by Quarter

                          First     Second      Third     Fourth
   (Produced Ounces)     Quarter    Quarter    Quarter    Quarter  Year 2011
                       ---------- ---------- ---------- ---------- ---------

  Stillwater Mine          98,600    108,900     96,800     82,600   386,900
    Palladium              75,800     83,500     74,400     63,600   297,300
    Platinum               22,800     25,400     22,400     19,000    89,600

  East Boulder Mine        32,600     33,800     33,200     31,400   131,000
    Palladium              25,300     26,300     25,700     24,300   101,600
    Platinum                7,300      7,500      7,500      7,100    29,400

  Company Total           131,200    142,700    130,000    114,000   517,900
    Palladium             101,100    109,800    100,100     87,900   398,900
    Platinum               30,100     32,900     29,900     26,100   119,000

By comparison, total mined production for 2010 totaled 485,100 ounces, including 374,100 ounces of palladium and 111,000 ounces of platinum, with 351,700 total ounces from the Stillwater Mine and 133,400 ounces from the East Boulder Mine. Total mine output in 2010 was impaired by lower than planned ore grades realized in the off-shaft portion of the Stillwater Mine.

Mining costs, on a per-ounce basis, increased in 2011 compared to 2010. Total cash costs per ounce (a non-GAAP measure explained in the Company's quarterly filings with the U.S. Securities and Exchange Commission), after by-product and recycling credits, averaged $420 in 2011, 5.8% above 2010 total cash costs per ounce of $397. By-product and recycling credits increased in 2011 as a result of stronger PGM prices and recycling volumes. If total cash costs are considered before the benefit of by-product and recycling credits, 2011 total cash costs as adjusted would be $526 per ounce, or 9.6% above the comparable $480 per ounce for 2010. Stillwater Mine's total cash costs (with the benefit of credits) averaged $401 per ounce in 2011 or 5.5% more than the $380 per ounce achieved in 2010. East Boulder mine costs (with the benefit of credits) averaged $475 per ounce in 2011, 7.5% more than $442 per ounce in 2010. The year-over-year rise in cash costs per ounce is primarily attributable to increased labor and materials costs, as well as higher royalties and metal taxes as a result of higher PGM prices. Combined sales realizations for mined palladium and platinum ounces averaged $953 per ounce for 2011, up 32.2% from $721 per ounce realized in 2010. Fourth quarter 2011 sales realizations averaged $866 per ounce, compared to $844 per ounce averaged during the fourth quarter of 2010.

During 2011, the Company processed a total of 486,700 ounces of recycled PGM catalysts, an increase from 399,400 ounces of recycled material processed during 2010. Volumes available for recycling declined during the fourth quarter of 2011, reflecting the market response to lower PGM prices in that period. Recycling volumes sold peaked for the fourth quarter as high third-quarter in-process inventories of purchased recycling materials completed processing and came available for sale during the fourth quarter. In the fourth quarter of 2011, the Company fed 112,400 recycling ounces to the smelter, compared to 102,400 ounces fed in the same period of 2010. The Company's recycling business had pre-tax net income for 2011 of $18.8 million (including associated financing income) compared to earnings of $11.5 million in 2010.

2011 Recycling Activity by Quarter

                             First     Second    Third     Fourth
                            Quarter   Quarter   Quarter   Quarter  Year 2011
                           --------- --------- --------- --------- ---------

  Tons fed per day              18.3      21.0      22.2      19.7      20.3
  PGM ounces fed             115,600   125,200   133,500   112,400   486,700
  PGM ounces sold             42,677    61,300    86,731   115,299   306,007
  PGM toll oz. returned       59,858    56,708    30,375    19,845   166,786

Capital expenditures for the full year 2011 totaled $104.1 million (of which $2.2 million was included in payables at December 31, 2011), below the Company's 2011 guidance of $115 million, but significantly higher than the $50.3 million spent in 2010 on existing operations. The Company's 2011 capital expenditure program primarily funded development efforts at the existing mining operations, but also included up-front spending on the Blitz, Graham Creek and Marathon projects. At the Graham Creek project, situated to the west of the East Boulder Mine, recent diamond drilling results have demonstrated mineable PGM ore grades following development of the first 1,200 feet of tunnel-boring machine (TBM) drift earlier in 2011. The TBM has now resumed operation there, with an additional 7,000 feet of development planned to be driven and evaluated over the coming years. The Company expects to take delivery of a refurbished TBM for the Blitz project, situated to the east of the Stillwater Mine, in the first half of 2012 and anticipates placing it into operation by year-end. The Blitz project is designed ultimately to extend underground access by approximately 20,000 feet on each of two levels to a point about 26,000 feet east of the Stillwater Mine shaft.

Guidance for 2012

The Company's Montana mining operations seem to function most efficiently at a current production rate of approximately 500,000 combined ounces of palladium and platinum per year. Mine plans once again have been structured to achieve that level of production in 2012. It is anticipated that total cash cost per ounce (a non-GAAP measure) for the two Montana mines will average approximately $500 per ounce for 2012, 19% higher than the 2011 average of $420 per ounce. The projected year-on-year increase in total cash costs per ounce reflects expected 2012 general inflation in supply costs, settlements under union contracts at both mines that include a 5% wage rate increase in 2012 plus adjustments to incentive programs, an expanded and enhanced miner training program involving about 50 people at any point in time, increased manpower for maintenance and support, a rising cost trend due to receding face and increased travel distances underground, higher costs at Stillwater Mine from production on the east side, and the overall effect of slightly lower anticipated 2012 mine production.

Capital expenditures are budgeted to total approximately $135.0 million for 2012, up from $104.1 million spent in 2011. The increase is attributable primarily to additional capital requirements at the Blitz and Marathon projects. Development spending plans have been established for 2012 at approximately $20.0 million for the Blitz project and $25.0 million for the Marathon PGM-copper project. An additional $27.0 million in exploration spending is planned in 2012 for Altar and other exploration drilling targets. Exploration costs are expensed as incurred and are reflected separately in the Company's consolidated statement of operations. Lower metal prices, higher mining costs and the need to expense exploration costs are expected to affect net income.

The Company has evaluated its 2012 capital and exploratory budgets in light of lower metals prices and has concluded that the timing of longer-term spending on development projects will be restricted unless and until prices recover and/or additional financing is arranged. At recent metals prices, the Company concludes its available liquidity and cash flow from operations are adequate to support its capital and exploratory spending plans for 2012. However, the Company also maintains significant discretion in its spending plans and can adjust the allocation and, to a reasonable extent, the timing of spending as necessary. The Company currently has several capital intensive development projects in its pipeline. While all of these projects are considered important to the organization, the Company has prioritized these efforts during its budgeting process. The Company's first priority is clearly to sustain the developed state of its current mining operations. This includes the Graham Creek project, which is essentially an extension of the East Boulder Mine and is relatively low cost as well as the Blitz project which is designed ultimately to extend underground access at the Stillwater Mine.

Cash Flow and Liquidity

At December 31, 2011, the Company's total available liquidity was $158.6 million including consolidated available cash and cash equivalents of $109.1 million and available-for-sale investments of $49.5 million. During October of 2011 the Company expended $166.4 million (net of cash acquired) and issued 12.0 million new common shares in completing its purchase of Peregrine Metals Ltd., the Canadian exploration company that holds the Altar property in Argentina. Working capital associated with the Company's recycling business, constituting marketable inventories and related recycling advances, increased to $64.5 million at December 31, 2011, from $41.5 million at the end of 2010. As announced recently, the Company has put in place a syndicated $125.0 million senior revolving credit facility, secured by accounts receivable, inventories and certain other accounts. At December 31, 2011, the Company's borrowing base was approximately $81.0 million; however there was no drawn balance under this revolving credit facility at December 31, 2011.

Net cash provided by operating activities (which includes changes in working capital) totaled $219.7 million for the full year 2011 and $91.8 million in the 2011 fourth quarter. This compares to $123.9 million of cash provided by operations for the full year 2010 and $28.6 million in the fourth quarter of 2010. The increase in cash from operations during 2011 resulted principally from higher average market prices for palladium and platinum in 2011.

Outstanding debt at December 31, 2011, was $196.0 million, unchanged from the $196.0 million at the end of 2010. The Company's total debt includes $166.5 million outstanding in the form of convertible debentures due in 2028 (convertible debentures will reach their date of first call in March 2013) and $29.5 million of Exempt Facility Revenue Bonds due in 2020.

Fourth Quarter Results - Details

In the fourth quarter of 2011, the Company's mining operations produced 114,000 ounces of palladium and platinum, including 82,600 ounces from the Stillwater Mine and 31,400 ounces from the East Boulder Mine. For the comparable quarter of 2010, Stillwater Mine produced 86,600 ounces and East Boulder Mine produced 34,500 ounces of palladium and platinum. The 6.2% decrease in total output between 2011 fourth quarter and the same period in 2010 is mostly the result of relocating some of the mining resources from production into mine development.

In the 2011 fourth quarter, total cash costs, (a non-GAAP measure) after by-product and recycling credits, averaged $422 per ounce, a 2.3% decrease from the fourth quarter 2010 average of $432 per ounce. Excluding the benefit of by-product and recycling credits, total cash costs in the fourth quarter of 2011 averaged $595 per ounce, up 17.6% compared to the $506 per ounce averaged in the fourth quarter of 2010. The rise in cash costs per ounce is primarily attributable to increased labor and materials costs, higher royalties and metal taxes as a result of higher PGM prices, as well as lower production volumes.

Sales from mine production totaled 126,700 ounces in the fourth quarter of 2011 at an overall average realization of $866 per ounce, compared to 117,100 ounces at $844 per ounce in the fourth quarter of 2010. The Company's average realization on palladium sales from mine production was $644 per ounce in the 2011 fourth quarter, compared to $619 per ounce in the same period of 2010. The comparable average realization on platinum was $1,518 per ounce in the fourth quarter of 2011, down from $1,557 per ounce in the 2010 fourth quarter.

During the fourth quarter of 2011, the Company processed about 112,400 ounces of PGMs from recycled catalytic materials. By comparison, in the fourth quarter of 2010, the Company processed about 102,400 ounces of recycled material. The Company processes both recycled material it purchases from third parties and material it toll processes on behalf of others for a fee. Volumes of material available for recycling continued to increase in 2011 in response to higher PGM prices.

Revenues for the fourth quarter 2011 totaled $259.7 million, up 79.5% from $144.7 million realized in the fourth quarter of 2010. Proceeds from sales of mined PGMs totaled $121.3 million in the 2011 fourth quarter, up from $105.1 million in the same quarter of 2010, reflecting higher PGM prices during the fourth quarter 2011. Recycling revenues increased to $138.4 million in the fourth quarter of 2011 from $38.0 million in the 2010 fourth quarter because of the higher sales volumes and realized prices in 2011. There were no re-sales of finished metal purchased in the open market during the fourth quarter of 2011.

Costs of metals sold (before depletion, depreciation and amortization expense) increased to $203.7 million in the 2011 fourth quarter from $96.1 million in the fourth quarter of 2010. Mining costs included in costs of metals sold increased to $73.2 million in the 2011 fourth quarter from $58.9 million in the 2010 fourth quarter, reflecting some cost inflation and increased royalties and taxes on the higher sales revenues. Recycling costs, largely comprised of the cost to purchase spent catalytic materials for processing, totaled $130.5 million in the fourth quarter of 2011, compared to $35.4 million in the fourth quarter of 2010, reflecting both the greater volume of material recycled and higher metal values in the fourth quarter 2011.

Depletion, depreciation and amortization expense decreased to $15.0 million in the 2011 fourth quarter from $18.4 million in the same period of 2010.

General and administrative ("G&A") costs increased to $19.9 million in the fourth quarter of 2011 from $12.7 million in the 2010. The increase was primarily driven by additional marketing and exploration expenses.

The Company recorded a foreign currency transaction gain of $3.2 million during the fourth quarter of 2011, compared to $0.1 million during the fourth quarter of 2010. Most of the 2011 gain was related to remeasurement in U.S. dollars of the deferred tax liability recorded in association with the purchase of Peregrine Metals Ltd.

Consolidated net income of $24.7 million recorded for the fourth quarter of 2011 included, by business segment, $33.3 million of incoming from mining operations and $8.1 million income from recycling activities (including associated financing income), less corporate costs including $19.9 million of G&A expense, a $3.2 million foreign currency transaction gain and about $1.6 million of unallocated net interest expense. Consolidated net income of $16.5 million recorded for the fourth quarter of 2010 included, by business segment, $27.9 million of income from mining operations and $2.7 million income from recycling activities (including associated financing income), less corporate costs including $12.7 million of G&A expense and about $1.3 million of unallocated net interest expense.

Year End Results - Details

For the full year 2011, Stillwater Mining Company produced 517,900 ounces of palladium and platinum from its mining operations, including 386,900 ounces from the Stillwater Mine and 131,000 ounces from the East Boulder Mine. In 2010, the Company's mines produced 485,100 ounces -- 351,700 ounces at Stillwater and 133,400 ounces at East Boulder.

Palladium and platinum sold from mine production during 2011 totaled 516,300 ounces at an overall average realization of $953 per ounce, compared to 489,400 ounces sold during 2010 at a combined average realization of $721 per ounce. Broken out by metal, total sales from mine production in 2011 included 402,000 ounces of palladium at an average realization of $739 per ounce and platinum sales of 114,300 ounces at an average realization of $1,705 per ounce. In 2010, sales of mined palladium totaled 377,600 ounces at an average realized price of $495 per ounce and platinum sales totaled 111,800 ounces at an average price, net of the price ceiling, of $1,488 per ounce in 2010.

The level of recycling activity increased during 2011, with a total of 486,700 ounces of spent catalytic material processed, up from 399,400 ounces processed in 2010. The Company processes both recycling material purchased from third parties and material tolled on behalf of third parties for a fee. The higher volumes processed in 2011 reflected the overall increase in PGM prices that incentivized more catalyst recycling worldwide.

Total Company revenues for 2011 equaled $906.0 million, up substantially from $555.9 million of revenue in the previous year, as higher PGM prices and higher recycling volumes prevailed in 2011. Sales of mined PGM ounces contributed $528.0 million to 2011's total revenue and $381.0 million to 2010's revenue, with the difference driven primarily by price. Recycling revenues more than doubled to $376.8 million in 2011 from $168.6 million in 2010, as the volume of recycled materials processed increased, coupled with higher PGM market prices. Other sales, mostly of metal purchased to meet resale obligations, contributed $1.1 million to 2011 revenue, down from $6.2 million in 2010.

Costs of metals sold, excluding depletion, depreciation and amortization expense, increased by 59.8% to $629.3 million for 2011 from $393.7 million in 2010, driven mostly by the growth in recycling activity. The costs of mining operations included here increased by 17.2% to $269.6 million in 2011 from $230.0 million in 2010, reflecting 2011 increases in labor and materials costs, along with higher royalties and taxes on the increased revenue. Recycling costs of metals sold increased by 128.0% to $358.6 million in 2011 from $157.3 million in 2010, mirroring the higher sales volumes. Most of the costs of recycling represent costs to purchase the spent catalyst material, as the actual processing is a relatively small portion of the total cost. Costs of other miscellaneous metals purchased for resale totaled $1.1 million in 2011, a decrease from $6.4 million the year before.

Depletion, depreciation and amortization expense decreased to $62.4 million in 2011 from $71.6 million in 2010. The decline in expense was primarily the result of the decrease in the depreciable base in 2011, as a large portion of the Company's mining fleet reached the end of its depreciable life in 2010 and the Company has concentrated its capital spending on mine development over the recent years.

The Company expanded its market development efforts for palladium during 2011. The Company spent $11.8 million in support of marketing programs during 2011, up from $2.4 million in 2010.

Excluding marketing expenses discussed above, general and administrative costs were $47.3 million in 2011, compared to $35.8 million in 2010, a 32.1% increase, including $4.7 million in financing expenses and $4.3 million in expenses related to the acquisition of Peregrine. The Company recognized $2.5 million in exploration expenses related to its mineral properties in both Canada and South America and $2.2 million in research and development expense in 2011. No related exploration or research and development expenses were recognized in 2010.

The Company's consolidated net income for the full year 2011 was $144.3 million. Broken out by business segment, mining operations contributed $197.3 million and recycling contributed $18.8 million earnings (including associated financing income). At the corporate level, G&A expense totaled $59.1 million, foreign currency gain equaled $3.2 million and unallocated net interest expense equaled $5.3 million.

The Company's consolidated net income for the full year 2010 was $50.4 million. Broken out by business segment, mining operations contributed $80.0 million and recycling contributed $11.5 million of earnings (including associated financing income). At the corporate level, G&A expense totaled $35.5 million and unallocated net interest expense equaled $5.6 million.

Stillwater Mining Company will host its fourth quarter and 2011 year-end results conference call at 10:00 a.m. Mountain Standard Time (12:00 p.m. Eastern Standard Time) on February 21, 2012.

Dial-in numbers:
United States: (800) 230-1951
International: (612) 332-0226

The conference call will also be simultaneously webcast on the Company's web site at www.stillwatermining.com in the Investor Relations section.

A telephone replay of the conference call will be available for one week following the event. The replay dial-in numbers are (800) 475-6701 (U.S.) and (320) 365-3844 (International), access code 236423. In addition, the call transcript will be archived in the Investor Relations section of the Company's Web site.

The 2012 Annual Meeting of Shareholders of Stillwater Mining Company is scheduled to be held on April 26, 2012, at 2:00 p.m. (Mountain Daylight Time) at MSU-B College of Technology, 3803 Central Avenue, Billings, Montana 59102.

About Stillwater Mining Company

Stillwater Mining Company is the only U.S. producer of palladium and platinum and is the largest primary producer of platinum group metals outside of South Africa and the Russian Federation. The Company's common stock is publicly traded on the New York Stock Exchange (NYSE) under the symbol "SWC" and on the Toronto Stock Exchange under the symbol "SWC.U". Information on Stillwater Mining can be found at its web site: www.stillwatermining.com.

Some statements contained in this report are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and, therefore, involve uncertainties or risks that could cause actual results to differ materially. These statements may contain words such as "believes," "anticipates," "plans," "expects," "intends," "estimates" or similar expressions. Such statements also include, but are not limited to, comments regarding expansion plans, costs, grade, production and recovery rates; permitting; financing needs and the terms of future credit facilities; exchange rates; capital expenditures; increases in processing capacity; cost reduction measures; safety; timing for engineering studies; environmental permitting and compliance; litigating; labor matters; and the palladium, platinum, copper and gold market. These statements are not guarantees of the Company's future performance and are subject to risks, uncertainties and other important factors that could cause its actual performance or achievements to differ materially from those expressed or implied by these forward-looking statements. Additional information regarding factors that could cause results to differ materially from management's expectations is found in the Company's 2011 Annual Report on Form 10-K on file with the United States Securities and Exchange Commission and available on the Company's website.

The Company intends that the forward-looking statements contained herein be subject to the above-mentioned statutory safe harbors. Investors are cautioned not to rely on forward-looking statements. The Company disclaims any obligation to update forward-looking statements.

Consolidated Financial Statements, Ore Reserves and Key Factors Tables

Stillwater Mining Company
Consolidated Statements of Operations and Comprehensive Income (Loss)
(Unaudited)
(In thousands, except per share data)

                                  Three months ended   Twelve months ended
                                     December 31,          December 31,
                                --------------------- ---------------------
                                   2011       2010       2011       2010
                                ---------- ---------- ---------- ----------

REVENUES
  Mine production               $  121,261 $  105,053 $  528,007 $  381,044
  PGM recycling                    138,390     38,021    376,820    168,612
  Other                                  -      1,600      1,142      6,222
                                ---------- ---------- ---------- ----------
      Total revenues               259,651    144,674    905,969    555,878

COSTS AND EXPENSES
  Costs of metals sold
    Mine production                 73,223     58,940    269,573    229,986
    PGM recycling                  130,524     35,373    358,566    157,310
    Other                                -      1,757      1,141      6,379
                                ---------- ---------- ---------- ----------
        Total costs of metals
         sold                      203,747     96,070    629,280    393,675

  Depletion, depreciation and
   amortization
    Mine production                 14,757     18,124     61,312     71,121
    PGM recycling                      270        260      1,066        472
                                ---------- ---------- ---------- ----------
        Total depletion,
         depreciation and
         amortization               15,027     18,384     62,378     71,593
                                ---------- ---------- ---------- ----------
          Total costs of
           revenues                218,774    114,454    691,658    465,268

  Marketing                          3,820        736     11,810      2,415
  Research and development             633          -      2,238          -
  Exploration                        2,148          -      2,513          -
  General and administrative        13,118     11,302     42,072     33,016
  Losses on inventory purchases        150        595        600        595
  (Gain)/loss on disposal of
   property, plant and equipment        14         51       (128)      (128)
                                ---------- ---------- ---------- ----------
        Total costs and expenses   238,657    127,138    750,763    501,166

OPERATING INCOME                    20,994     17,536    155,206     54,712

OTHER INCOME (EXPENSE)
  Other                                 42          5         68         (6)
  Interest income                      735        575      3,574      2,144
  Interest expense                  (1,641)    (1,634)    (6,548)    (6,536)
  Foreign currency transaction
   gain                              3,190         51      3,230         51
                                ---------- ---------- ---------- ----------

INCOME BEFORE INCOME TAX BENEFIT
 (PROVISION)                        23,320     16,533    155,530     50,365

Income tax benefit (provision)       1,344          -    (11,235)         -
                                ---------- ---------- ---------- ----------
NET INCOME                      $   24,664 $   16,533 $  144,295 $   50,365
                                ---------- ---------- ---------- ----------

Other comprehensive gain (loss),
 net of tax                            230       (384)      (109)      (762)
                                ---------- ---------- ---------- ----------
COMPREHENSIVE INCOME            $   24,894 $   16,149 $  144,186 $   49,603
                                ========== ========== ========== ==========

BASIC AND DILUTED INCOME PER
 SHARE

Weighted average common shares
 outstanding

  Basic                            114,793     99,260    105,846     97,967
  Diluted                          122,765    107,861    113,946     99,209

                                ---------- ---------- ---------- ----------
Basic income per share          $     0.21 $     0.17 $     1.36 $     0.51
                                ========== ========== ========== ==========

                                ---------- ---------- ---------- ----------
Diluted income per share        $     0.21 $     0.16 $     1.30 $     0.51
                                ========== ========== ========== ==========

Stillwater Mining Company
Consolidated Balance Sheets
(Unaudited)
(In thousands, except share and per share data)

                                                 December 31,  December 31,
                                                     2011          2010
                                                 ------------  ------------
ASSETS
  Current assets
    Cash and cash equivalents                    $    109,097  $     19,363
    Investments, at fair market value                  49,533       188,988
    Inventories                                       131,856       101,806
    Trade receivables                                   6,188         7,380
    Deferred income taxes                              96,036        17,890
    Other current assets                                9,433        13,940
                                                 ------------  ------------
      Total current assets                            402,143       349,367

Mineral properties                                    596,686       172,649
Property, plant and equipment, net                    367,727       337,138
Restricted cash                                        25,070        38,070
Other noncurrent assets                                11,915        12,246
                                                 ------------  ------------
      Total assets                               $  1,403,541  $    909,470
                                                 ============  ============

LIABILITIES AND STOCKHOLDERS' EQUITY
  Current liabilities
    Accounts payable                             $     26,880  $     19,405
    Accrued compensation and benefits                  27,573        24,746
    Property, production and franchise taxes
     payable                                           14,071        10,999
    Income taxes payable                                1,235             -
    Other current liabilities                           4,576         3,052
                                                 ------------  ------------
      Total current liabilities                        74,335        58,202

Long-term debt                                        196,046       196,010
Deferred income taxes                                 270,101        53,859
Accrued workers compensation                            6,056         7,155
Asset retirement obligation                             7,331         6,747
Other noncurrent liabilities                            5,704         4,425
                                                 ------------  ------------
      Total liabilities                          $    559,573  $    326,398
                                                 ------------  ------------

  Stockholders' equity
    Preferred stock, $0.01 par value, 1,000,000
     shares authorized; none issued                         -             -
    Common stock, $0.01 par value, 200,000,000
     shares authorized; 115,375,604 and
     101,881,816 shares issued and outstanding          1,154         1,019
    Paid-in capital                                   878,050       761,475
    Accumulated deficit                               (34,275)     (178,570)
    Accumulated other comprehensive loss                 (961)         (852)
                                                 ------------  ------------
      Total stockholders' equity                      843,968       583,072
                                                 ------------  ------------
      Total liabilities and stockholders' equity $  1,403,541  $    909,470
                                                 ============  ============

Stillwater Mining Company
Consolidated Statements of Cash Flows
(Unaudited)
(In thousands)
                                  Three months ended    Twelve months ended
                                     December 31,          December 31,
                                 --------------------  --------------------
                                    2011       2010       2011       2010
                                 ---------  ---------  ---------  ---------

Cash flows from operating
 activities
Net income                       $  24,664  $  16,533  $ 144,295  $  50,365

Adjustments to reconcile net
 income (loss) to net cash
 provided by operating
 activities:
  Depletion, depreciation and
   amortization                     15,027     18,384     62,378     71,593
  Losses on trade inventory
   purchases                           150        595        600        595
  (Gain)/loss on disposal of
   property, plant and equipment        14         51       (128)      (128)
  Accretion of asset retirement
   obligation                          151        139        584        538
  Amortization of debt issuance
   costs                               251        245        988        979
  Share based compensation and
   other benefits                    3,257      2,803     12,358     12,366

Changes in operating assets and
 liabilities
  Inventories                       45,144     (6,049)   (34,143)   (12,474)
  Trade receivables                    893     (1,364)     1,192     (5,307)
  Accrued compensation and
   benefits                         (1,142)      (303)     2,822     (1,735)
  Accounts payable                  (4,003)     3,671      4,012     10,202
  Property, production and
   franchise taxes payable             162       (167)     4,338      1,164
  Income taxes payable              (1,344)         -      1,235          -
  Workers compensation                (849)      (205)    (1,099)     2,418
  Restricted cash                   10,000          -     13,000        (25)
  Other                               (581)    (5,753)     7,251     (6,654)
                                 ---------  ---------  ---------  ---------
Net cash provided by operating
 activities                         91,794     28,580    219,683    123,897
                                 ---------  ---------  ---------  ---------

Cash flows from investing
 activities
  Capital expenditures             (27,708)   (14,741)  (101,940)   (50,263)
  Purchase of Marathon PGM assets        -    (61,224)         -    (63,649)
  Purchase of Peregrine Metals
   Ltd. assets                    (166,361)         -   (166,361)         -
  Purchases of long-term
   investment                            -     (3,342)      (616)    (3,858)
  Proceeds from disposal of
   property, plant and equipment        41         13        277        470
  Purchases of short-term
   investments                        (750)   (55,950)  (106,417)  (243,693)
  Proceeds from maturities of
   short-term investments           41,067     68,997    245,464     88,959
                                 ---------  ---------  ---------  ---------
Net cash used in investing
 activities                       (153,711)   (66,247)  (129,593)  (272,034)
                                 ---------  ---------  ---------  ---------

Cash flows from financing
 activities
  Payments for debt issuance
   costs                            (1,143)         -     (1,143)         -
  Issuance of common stock               2        338        787        844
                                 ---------  ---------  ---------  ---------

Net cash (used in) provided by
 financing activities               (1,141)       338       (356)       844
                                 ---------  ---------  ---------  ---------

Cash and cash equivalents
  Net increase (decrease)          (63,058)   (37,329)    89,734   (147,293)
Balance at beginning of period     172,155     56,692     19,363    166,656
                                 ---------  ---------  ---------  ---------
Balance at end of period         $ 109,097  $  19,363  $ 109,097  $  19,363
                                 =========  =========  =========  =========

Proven and Probable Ore Reserves(1)
December 31, 2011

                            STILLWATER  MINE

                                           ORE  AVERAGE CONTAINED  SALEABLE
                                          TONS    GRADE    OUNCES    OUNCES
                                       (000's) (OZ/TON)   (000'S)   (000'S)
As of December 31, 2011
  Proven Reserves                        2,782     0.62     1,711     1,401
    Palladium                                      0.48     1,335     1,087
    Platinum                                       0.14       376       314
  Probable Reserves                     12,262     0.60     7,374     6,039
    Palladium                                      0.47     5,753     4,684
    Platinum                                       0.13     1,621     1,355
                                       ------- -------- --------- ---------
Total Proven and Probable Reserves      15,044     0.60     9,085     7,440

    Palladium                                      0.47     7,087     5,770
    Platinum                                       0.13     1,997     1,669
                                       ------- -------- --------- ---------

                                  EAST BOULDER MINE

                                           ORE  AVERAGE CONTAINED  SALEABLE
                                          TONS    GRADE    OUNCES    OUNCES
                                       (000's) (OZ/TON)   (000'S)   (000'S)
As of December 31, 2011
  Proven Reserves                        2,228     0.41       907       767
     Palladium                                     0.32       710       595
     Platinum                                      0.09       197       172
  Probable Reserves                     25,207     0.40     9,988     8,449
     Palladium                                     0.31     7,817     6,551
     Platinum                                      0.09     2,171     1,898
                                       ------- -------- --------- ---------
Total Proven and Probable Reserves      27,435     0.40    10,895     9,216

     Palladium                                     0.31     8,527     7,146
     Platinum                                      0.09     2,368     2,070
                                       ------- -------- --------- ---------

                            TOTAL MONTANA MINES

                                           ORE  AVERAGE CONTAINED  SALEABLE
                                          TONS    GRADE    OUNCES    OUNCES
                                       (000's) (OZ/TON)   (000'S)   (000'S)
As of December 31, 2011
  Proven Reserves                        5,010     0.51     2,618     2,168
    Palladium
    Platinum
  Probable Reserves                     37,469     0.46    17,362    14,488
    Palladium
    Platinum
                                       ------- -------- --------- ---------
Total Proven and Probable Reserves      42,479     0.47    19,980    16,656

    Palladium
    Platinum

                                       ------- -------- --------- ---------

(1) Reserves are defined as that part of a mineral deposit that could be economically and legally extracted or produced at the time of the reserve determination. Proven ore reserves are defined as ore reserves for which (a) quantity is computed from dimensions revealed in outcrops, trenches, workings or drill holes; grade and/or quality are computed from the results of detailed sampling and (b) the sites for inspection, sampling and measurement are spaced so closely and the geologic character is so well defined that size, shape, depth and mineral content of ore reserves are well-established. Probable ore reserves are defined as ore reserves for which quantity and grade and/or quality are computed from information similar to that used for proven ore reserves, but the sites for inspection, sampling, and measurement are farther apart or are otherwise less adequately spaced. The degree of assurance, although lower than that for proven ore reserves, is high enough to assume continuity between points of observation. The proven and probable ore reserves reflect variations in the PGM content and structural impacts on the J-M Reef. These variations are the result of localized depositional and structural influences on the distributions of economic PGM mineralization. Geologibodyc domains within the reserve boundaries of the two mines include areas where as little as 0% and up to 100% of the J-M Reef is economically mineable. The ore reserve estimate gives effect to these assumptions.

In determining ore reserves at December 31, 2011, the Company applied the trailing 12-quarter combined average PGM market price of $733 per ounce, based upon the 12-quarter average palladium price of $507 per ounce and the 12-quarter average platinum price of $1,512.

Stillwater Mining Company
Key Factors                        Three months ended   Twelve months ended
(Unaudited)                           December 31,          December 31,
                                  --------------------  --------------------
(In thousands, where noted)          2011       2010       2011       2010
                                  ---------  ---------  ---------  ---------
OPERATING AND COST DATA FOR MINE
 PRODUCTION

Consolidated:
Ounces produced (000)
Palladium                                88         93        399        374
Platinum                                 26         28        119        111
                                  ---------  ---------  ---------  ---------
Total                                   114        121        518        485
                                  =========  =========  =========  =========

Tons milled (000)                       258        282      1,131      1,095
Mill head grade (ounce per ton)        0.48       0.47       0.49       0.48

Sub-grade tons milled (000) (1)          15         22         79         86
Sub-grade tons mill head grade
 (ounce per ton)                       0.13       0.18       0.17       0.17

Total tons milled (000) (1)             273        304      1,210      1,181
Combined mill head grade (ounce
 per ton)                              0.46       0.45       0.47       0.46
Total mill recovery (%)                  91         90         91         91

Total operating costs per ounce
 (Non-GAAP) (2)                   $     337  $     361  $     327  $     331
Total cash costs per ounce (Non-
 GAAP) (2)                        $     422  $     432  $     420  $     397
Total production costs per ounce
 (Non-GAAP) (2)                   $     537  $     585  $     532  $     546

Total operating costs per ton
 milled (Non-GAAP) (2)            $     141  $     144  $     140  $     136
Total cash costs per ton milled
 (Non-GAAP) (2)                   $     176  $     172  $     180  $     163
Total production costs per ton
 milled (Non-GAAP) (2)            $     224  $     233  $     228  $     224

Stillwater Mine:
Ounces produced (000)
Palladium                                64         66        297        271
Platinum                                 19         20         90         81
                                  ---------  ---------  ---------  ---------
Total                                    83         86        387        352
                                  =========  =========  =========  =========

Tons milled (000)                       163        185        736        713
Mill head grade (ounce per ton)        0.55       0.50       0.56       0.53

Sub-grade tons milled (000) (1)           9         18         57         68
Sub-grade tons mill head grade
 (ounce per ton)                       0.15       0.20       0.20       0.18

Total tons milled (000) (1)             172        203        793        781
Combined mill head grade (ounce
 per ton)                              0.53       0.48       0.53       0.50
Total mill recovery (%)                  91         91         92         92

Total operating costs per ounce
 (Non-GAAP) (2)                   $     317  $     359  $     313  $     317
Total cash costs per ounce (Non-
 GAAP) (2)                        $     400  $     427  $     401  $     380
Total production costs per ounce
 (Non-GAAP) (2)                   $     522  $     583  $     520  $     524

Total operating costs per ton
 milled (Non-GAAP) (2)            $     152  $     153  $     153  $     143
Total cash costs per ton milled
 (Non-GAAP) (2)                   $     192  $     182  $     195  $     171
Total production costs per ton
 milled (Non-GAAP) (2)            $     251  $     248  $     253  $     236

East Boulder Mine:
Ounces produced (000)
Palladium                                24         27        102        103
Platinum                                  7          8         29         30
                                  ---------  ---------  ---------  ---------
Total                                    31         35        131        133
                                  =========  =========  =========  =========

Tons milled (000)                        95         97        395        382
Mill head grade (ounce per ton)        0.37       0.40       0.37       0.39

Sub-grade tons milled (000) (1)           6          4         22         18
Sub-grade tons mill head grade
 (ounce per ton)                       0.10       0.10       0.10       0.15

Total tons milled (000) (1)             101        101        417        400
Combined mill head grade (ounce
 per ton)                              0.35       0.39       0.35       0.37
Total mill recovery (%)                  89         89         89         89

Total operating costs per ounce
 (Non-GAAP) (2)                   $     389  $     367  $     368  $     368
Total cash costs per ounce (Non-
 GAAP) (2)                        $     481  $     444  $     475  $     442
Total production costs per ounce
 (Non-GAAP) (2)                   $     576  $     592  $     569  $     604

Total operating costs per ton
 milled (Non-GAAP) (2)            $     121  $     126  $     116  $     123
Total cash costs per ton milled
 (Non-GAAP) (2)                   $     149  $     152  $     150  $     147
Total production costs per ton
 milled (Non-GAAP) (2)            $     178  $     203  $     179  $     201

Stillwater Mining Company
                                  Three months ended    Twelve months ended
(Unaudited)                           December 31,          December 31,
                                 --------------------- ---------------------
(In thousands, where noted)         2011       2010       2011       2010
                                 ---------- ---------- ---------- ----------
SALES AND PRICE DATA

Ounces sold (000)
  Mine production:
    Palladium (oz.)                      95         89        402        377
    Platinum (oz.)                       32         28        114        112
                                 ---------- ---------- ---------- ----------
      Total                             127        117        516        489
                                 ---------- ---------- ---------- ----------

  PGM recycling: (5)
    Palladium (oz.)                      62         18        169         81
    Platinum (oz.)                       44         13        114         62
    Rhodium (oz.)                         9          3         23         13
                                 ---------- ---------- ---------- ----------
      Total                             115         34        306        156
                                 ---------- ---------- ---------- ----------

  Other: (6)
    Palladium (oz.)                       -          3          -         13
    Platinum (oz.)                        -          -          1          -
                                 ---------- ---------- ---------- ----------
      Total                               -          3          1         13
                                 ---------- ---------- ---------- ----------

  By-products from mining: (7)
    Rhodium (oz.)                         3          -          5          2
    Gold (oz.)                            3          2          9          9
    Silver (oz.)                          2          1          6          5
    Copper (lb.)                        176        215        788        824
    Nickel (lb.)                        291        263      1,263      1,157

Average realized price per
 ounce(3)
  Mine production:
    Palladium ($/oz.)            $      644 $      619 $      739 $      495
    Platinum ($/oz.)             $    1,518 $    1,557 $    1,705 $    1,488
      Combined ($/oz.)(4)        $      866 $      844 $      953 $      721

  PGM recycling: (5)
    Palladium ($/oz.)            $      721 $      514 $      736 $      456
    Platinum ($/oz.)             $    1,736 $    1,557 $    1,757 $    1,539
    Rhodium ($/oz.)              $    1,842 $    2,262 $    2,098 $    2,354
      Combined ($/oz.)(4)        $    1,196 $    1,060 $    1,218 $    1,046

  Other: (6)
    Palladium ($/oz.)            $        - $      533 $        - $      479
    Platinum ($/oz.)             $        - $        - $    1,774 $        -

  By-products from mining:(7)
    Rhodium ($/oz.)              $    1,553 $        - $    1,668 $    2,503
    Gold ($/oz.)                 $    1,661 $    1,366 $    1,563 $    1,223
    Silver ($/oz.)               $       32 $       27 $       35 $       19
    Copper ($/lb.)               $     3.21 $     3.74 $     3.82 $     3.24
    Nickel ($/lb.)               $     6.81 $     9.10 $     9.03 $     8.74

Average market price per ounce(4)
    Palladium ($/oz.)            $      629 $      673 $      734 $      525
    Platinum ($/oz.)             $    1,537 $    1,696 $    1,722 $    1,609
      Combined ($/oz.)(4)        $      860 $      919 $      952 $      773

(1) Sub-grade tons milled includes reef waste material only. Total tons milled includes ore tons and sub-grade tons only.

(2) Total operating costs include cash costs of mining, processing and administrative expenses at the mine site (including mine site overhead and credits for metals produced other than palladium and platinum from mine production). Total cash costs include total operating costs plus royalties, insurance and taxes other than income taxes. Total production costs include total cash costs plus the following non-cash items; asset retirement costs and depletion, depreciation and amortization. Income taxes, corporate general and administrative expenses, asset impairment write-downs, gain or loss on disposal of property, plant and equipment, restructuring costs, interest income and expense are not included in total operating costs, total cash costs or total production costs.
    Operating costs per ton, operating costs per ounce, cash costs per ton, cash costs per ounce, production costs per ton and production costs per ounce are non-GAAP measurements that management uses to monitor and evaluate the efficiency of its mining operations. These measures of cost are not defined under U.S. Generally Accepted Accounting Principles
    (GAAP). Please see "Reconciliation of Non-GAAP Measures to Costs of
    Revenues" and the accompanying discussion for additional detail.

(3) The Company's average realized price represents revenues, which include the effect of any applicable agreement floor and ceiling prices, hedging gains and losses realized on commodity instruments and agreement discounts, divided by ounces sold. The average market price represents the average London Bullion Market Association afternoon postings for the actual months of the period.

(4) The Company reports a combined average realized and market price of palladium and platinum at the same ratio as ounces that are produced from the base metal refinery.

(5) Ounces sold and average realized price per ounce from PGM recycling relate to ounces produced from processing of catalyst materials.

(6) Ounces sold and average realized price per ounce from other relate to ounces purchased in the open market for resale.

(7) By-product metals sold reflect contained metal. Realized prices reflect net values (discounted due to product form and transportation and marketing charges) per unit received.

Reconciliation of Non-GAAP Measures to Costs of Revenues
The Company utilizes certain non-GAAP measures as indicators in assessing the performance of its mining and processing operations during any period. Because of the processing time required to complete the extraction of finished PGM products, there are typically lags of one to three months between ore production and sale of the finished product. Sales in any period include some portion of material mined and processed from prior periods as the revenue recognition process is completed. Consequently, while costs of revenues (a GAAP measure included in the Company's Consolidated Statement of Operations and Comprehensive Income) appropriately reflects the expense associated with the materials sold in any period, the Company has developed certain non-GAAP measures to assess the costs associated with its producing and processing activities in a particular period and to compare those costs between periods.

While the Company believes that these non-GAAP measures may also be of value to outside readers, both as general indicators of the Company's mining efficiency from period to period and as insight into how the Company internally measures its operating performance, these non-GAAP measures are not standardized across the mining industry and in most cases will not be directly comparable to similar measures that may be provided by other companies. These non-GAAP measures are only useful as indicators of relative operational performance in any period, and because they do not take into account the inventory timing differences that are included in costs of revenues, they cannot meaningfully be used to develop measures of earnings or profitability. A reconciliation of these measures to costs of revenues for each period shown is provided as part of the following tables, and a description of each non-GAAP measure is provided below.

Total Costs of Revenues: For the Company as a whole, this measure is equal to total costs of revenues, as reported in the Consolidated Statement of Operations and Comprehensive Income. For the Stillwater Mine, the East Boulder Mine, and other PGM activities, the Company segregates the expenses within total costs of revenues that are directly associated with each of these activities and then allocates the remaining facility costs included in total cost of revenues in proportion to the monthly volumes from each activity. The resulting total costs of revenues measures for Stillwater Mine, East Boulder Mine and other PGM activities are equal in total to total costs of revenues as reported in the Company's Consolidated Statement of Operations and Comprehensive Income.

Total Production Costs (Non-GAAP): Calculated as total costs of revenues (for each mine or combined) adjusted to exclude gains or losses on asset dispositions, costs and profit from recycling activities, revenues from the sale of mined by-products and timing differences resulting from changes in product inventories. This non-GAAP measure provides a comparative measure of the total costs incurred in association with production and processing activities in a period, and may be compared to prior periods or between the Company's mines.

When divided by the total tons milled in the respective period, Total Production Cost per Ton Milled (Non-GAAP) -- measured for each mine or combined -- provides an indication of the cost per ton milled in that period. Because of variability of ore grade in the Company's mining operations, production efficiency underground is frequently measured against ore tons produced rather than contained PGM ounces. Because ore tons are first actually weighed as they are fed into the mill, mill feed is the first point at which production tons are measured precisely. Consequently, Total Production Cost per Ton Milled (Non-GAAP) is a general measure of production efficiency, and is affected both by the level of Total Production Costs (Non-GAAP) and by the volume of tons produced and fed to the mill.

When divided by the total recoverable PGM ounces from production in the respective period, Total Production Cost per Ounce (Non-GAAP) -- measured for each mine or combined -- provides an indication of the cost per ounce produced in that period. Recoverable PGM ounces from production are an indication of the amount of PGM product extracted through mining in any period. Because extracting PGM material is ultimately the objective of mining, the cost per ounce of extracting and processing PGM ounces in a period is a useful measure for comparing extraction efficiency between periods and between the Company's mines. Consequently, Total Production Cost per Ounce (Non-GAAP) in any period is a general measure of extraction efficiency, and is affected by the level of Total Production Costs (Non-GAAP), by the grade of the ore produced and by the volume of ore produced in the period.

Total Cash Costs (Non-GAAP): This non-GAAP measure is calculated by excluding the depreciation and amortization and asset retirement costs from Total Production Costs (Non-GAAP) for each mine or combined. The Company uses this measure as a comparative indication of the cash costs related to production and processing in any period.

When divided by the total tons milled in the respective period, Total Cash Cost per Ton Milled (Non-GAAP) -- measured for each mine or combined -- provides an indication of the level of cash costs incurred per ton milled in that period. Because of variability of ore grade in the Company's mining operations, production efficiency underground is frequently measured against ore tons produced rather than contained PGM ounces. Because ore tons are first weighed as they are fed into the mill, mill feed is the first point at which production tons are measured precisely. Consequently, Total Cash Cost per Ton Milled (Non-GAAP) is a general measure of production efficiency, and is affected both by the level of Total Cash Costs (Non-GAAP) and by the volume of tons produced and fed to the mill.

When divided by the total recoverable PGM ounces from production in the respective period, Total Cash Cost per Ounce (Non-GAAP) -- measured for each mine or combined -- provides an indication of the level of cash costs incurred per PGM ounce produced in that period. Recoverable PGM ounces from production are an indication of the amount of PGM product extracted through mining in any period. Because ultimately extracting PGM material is the objective of mining, the cash cost per ounce of extracting and processing PGM ounces in a period is a useful measure for comparing extraction efficiency between periods and between the Company's mines. Consequently, Total Cash Cost per Ounce (Non-GAAP) in any period is a general measure of extraction efficiency, and is affected by the level of Total Cash Costs (Non-GAAP), by the grade of the ore produced and by the volume of ore produced in the period.

Total Operating Costs (Non-GAAP): This non-GAAP measure is derived from Total Cash Costs (Non-GAAP) for each mine or combined by excluding royalty, tax and insurance expenses from Total Cash Costs (Non-GAAP). Royalties, taxes and insurance costs are contractual or governmental obligations outside of the control of the Company's mining operations, and in the case of royalties and most taxes, are driven more by the level of sales realizations rather than by operating efficiency. Consequently, Total Operating Costs (Non-GAAP) is a useful indicator of the level of production and processing costs incurred in a period that are under the control of mining operations.

When divided by the total tons milled in the respective period, Total Operating Cost per Ton Milled (Non-GAAP) -- measured for each mine or combined -- provides an indication of the level of controllable cash costs incurred per ton milled in that period. Because of variability of ore grade in the Company's mining operations, production efficiency underground is frequently measured against ore tons produced rather than contained PGM ounces. Because ore tons are first actually weighed as they are fed into the mill, mill feed is the first point at which production tons are measured precisely. Consequently, Total Operating Cost per Ton Milled (Non-GAAP) is a general measure of production efficiency, and is affected both by the level of Total Operating Costs (Non-GAAP) and by the volume of tons produced and fed to the mill.

When divided by the total recoverable PGM ounces from production in the respective period, Total Operating Cost per Ounce (Non-GAAP) -- measured for each mine or combined -- provides an indication of the level of controllable cash costs incurred per PGM ounce produced in that period. Recoverable PGM ounces from production are an indication of the amount of PGM product extracted through mining in any period. Because ultimately extracting PGM material is the objective of mining, the cost per ounce of extracting and processing PGM ounces in a period is a useful measure for comparing extraction efficiency between periods and between the Company's mines. Consequently, Total Operating Cost per Ounce (Non-GAAP) in any period is a general measure of extraction efficiency, and is affected by the level of Total Operating Costs (Non-GAAP), by the grade of the ore produced and by the volume of ore produced in the period.

Stillwater Mining Company
Reconciliation of Non-GAAP Measures to Costs of Revenues

(unaudited) (In thousands,
 except per ounce and per ton  Three months ended     Twelve months ended
 costs)                          December 31,            December 31,
                             ----------------------  ----------------------
                                2011        2010        2011        2010
                             ----------  ----------  ----------  ----------

Consolidated:
Reconciliation to
 consolidated costs of
 revenues:
Total operating costs (Non-
 GAAP)                       $   38,410  $   43,730  $  169,375  $  160,738
  Royalties, taxes and other      9,714       8,566      47,965      32,047
                             ----------  ----------  ----------  ----------
Total cash costs (Non-GAAP)  $   48,124  $   52,296  $  217,340  $  192,785
  Asset retirement costs            151         139         584         538
  Depletion, depreciation and
   amortization                  14,757      18,124      61,312      71,121
  Depletion, depreciation and
   amortization (in
   inventory)                    (1,824)        301      (3,492)        365
                             ----------  ----------  ----------  ----------
Total production costs (Non-
 GAAP)                       $   61,208  $   70,860  $  275,744  $  264,809
  Change in product
   inventories                    7,048        (984)        903       2,627
  Costs PGM recycling           130,524      35,373     358,566     157,310
  PGM recycling -
   depreciation                     270         260       1,066         472
  Add: Profit from By-
   products                      11,455       6,289      35,963      27,981
  Add: Profit from PGM
   recycling                      8,269       2,656      19,416      12,070
                             ----------  ----------  ----------  ----------
Total consolidated costs of
 revenues                    $  218,774  $  114,454  $  691,658  $  465,269
                             ==========  ==========  ==========  ==========

Stillwater Mine:
Reconciliation to costs of
 revenues:
Total operating costs (Non-
 GAAP)                       $   26,171  $   31,089  $  121,134  $  111,659
  Royalties, taxes and other      6,831       5,888      33,922      22,131
                             ----------  ----------  ----------  ----------
Total cash costs (Non-GAAP)  $   33,002  $   36,977  $  155,056  $  133,790
  Asset retirement costs            140         129         541         498
  Depletion, depreciation and
   amortization                  11,477      12,774      47,759      49,309
  Depletion, depreciation and
   amortization (in
   inventory)                    (1,507)        562      (2,144)        629
                             ----------  ----------  ----------  ----------
Total production costs (Non-
 GAAP)                       $   43,112  $   50,442  $  201,212  $  184,226
  Change in product
   inventories                    5,293      (2,761)       (252)     (2,887)
  Add: Profit from By-
   products                       7,563       3,768      23,397      18,390
  Add: Profit from PGM
   recycling                      6,014       1,893      14,387       8,733
                             ----------  ----------  ----------  ----------
Total costs of revenues      $   61,982  $   53,342  $  238,744  $  208,462
                             ==========  ==========  ==========  ==========

East Boulder Mine:
Reconciliation to costs of
 revenues:
Total operating costs (Non-
 GAAP)                       $   12,239  $   12,641  $   48,241  $   49,079
  Royalties, taxes and other      2,883       2,678      14,043       9,916
                             ----------  ----------  ----------  ----------
Total cash costs (Non-GAAP)  $   15,122  $   15,319  $   62,284  $   58,995
  Asset retirement costs             11          11          43          40
  Depletion, depreciation and
   amortization                   3,280       5,350      13,553      21,812
  Depletion, depreciation and
   amortization (in
   inventory)                      (317)       (261)     (1,348)       (264)
                             ----------  ----------  ----------  ----------
Total production costs (Non-
 GAAP)                       $   18,096  $   20,419  $   74,532  $   80,583
  Change in product
   inventories                    1,755          20          14        (865)
  Add: Profit from By-
   products                       3,892       2,521      12,566       9,591
  Add: Profit from PGM
   recycling                      2,255         762       5,029       3,337
                             ----------  ----------  ----------  ----------
Total costs of revenues      $   25,998  $   23,722  $   92,141  $   92,646
                             ==========  ==========  ==========  ==========

PGM recycling and Other: (1)
Reconciliation to costs of
 revenues:
  Cost of open market
   purchases                 $        -  $    1,757  $    1,141  $    6,379
  PGM recycling -
   depreciation                     270         260       1,066         472
  Costs of PGM recycling        130,524      35,373     358,566     157,310
                             ----------  ----------  ----------  ----------
Total costs of revenues      $  130,794  $   37,390  $  360,773  $  164,161
                             ==========  ==========  ==========  ==========

(1) PGM recycling and Other include PGM recycling and metal purchased on the open market for re-sale.

CONTACT:
Mike Beckstead
(406) 373-8971